PACIFIC VENTURES GROUP, INC.

200 CAMELIA COURT

VERO BEACH, FLORIDA 32963

July 28, 2015

Shannon Masjedi, Senior Vice President

SnöBar Holdings, Inc. (doing business as SnöBar Frozen Cocktails)

117 West 9th Street, Suite 423

Los Angeles, California 90015

Re: Term Sheet for Proposed Corporate Transaction

Dear Ms. Masjedi:

PACIFIC VENTURES GROUP, INC., a Delaware corporation (“PACV”), is pleased to submit this binding term sheet (“Term Sheet”) concerning the possible acquisition by merger or share exchange of all of the issued and outstanding capital stock of SNÖBAR HOLDINGS, INC., a Delaware corporation ("SnöBar"). This Term Sheet reflects the mutual intention of PACV and SnöBar to effectuate PACV’s possible acquisition by merger or share exchange of all of the issued and outstanding capital stock of SnöBar, in either case, resulting in SnöBar’s continuation as the surviving corporation, on the general terms and conditions set forth below (the "Merger"). In this Term Sheet, PACV and SnöBar each may also be referred to as a "Party" and, together, as the "Parties."

This Term Sheet sets forth certain binding understandings.  The following paragraphs (collectively, the "Binding Provisions") in Part One and in Part Two are the legally binding and enforceable agreements of the Parties.

Part One

Upon execution of this Term Sheet, the Parties will negotiate in good faith a definitive written agreement to effectuate the Proposed Transaction (the "Agreement") and related agreements, including, potentially, a share exchange or merger agreement, certificates of merger, escrow agreement, indemnity agreements, employment agreements, transitional services agreements, etc. to be negotiated among the Parties to this Term Sheet (together with the Agreement, (the "Definitive Agreement(s)"). The Agreement will contain the definitive provisions and conditions of the Proposed Transaction and representations, warranties, conditions and covenants customary for an acquisition of this size and type.

Furthermore it is intended that the Parties will consider the best alternative structures to achieve the best tax treatment with the preference being a federal income tax neutral result. Based on the information currently known to the Parties, the Parties mutually agree that the following terms reflect their mutual intent:

Item	Description
Basic Transaction – Merger:

PACV shall engage in an acquisitive corporate reorganization with SnöBar whereby, among other things, PACV, shall be the surviving corporation (“Merger”).  The Parties shall endeavor to complete the Merger in a federal income tax neutral transaction.

Preferred Stock Transaction

Concurrently with the Closing of the Merger, Brett Bartolami shall sell all of his 1,000,000 preferred shares in PACV to Shannon Masjedi for an aggregate purchase price of $100.  Such shares shall be transferred free and clear of any liens or encumbrances and be represented by a Stock Purchase Agreement containing usual and customary provisions for a transaction of this nature.

Closing Capitalization

As a result of the Merger each outstanding share of SnöBar equity will be converted into PACV common stock such that at the Closing of the Merger SnöBar shall be a wholly owned subsidiary of PACV.  As a result of the Merger, PACV shall issue a total number of shares of common stock of Twenty-Two Million Five Hundred Thousand (22,500,000) ) to the SnöBar shareholders and Two Million Five Hundred Thousand (2,500,000 to certain PACV shareholder or designess of PACV shareholders (as of the time immediately prior to the merger) (collectively, referred to herein as “Registrable Securities”) and the PACV shareholders (as of the time immediately prior to the merger) shall retain the issued and outstanding shares of common stock of PACV (as of the time immediately prior to the merger) in the amount of Three Hundred Eighty Seven Thousand (387,000) such that immediately following the Merger and Redemption, SnöBar shareholders shall own a total of approximately Eighty-Nine percent (89%) and all pre-closing PACV shareholders shall own a total of approximately Eleven percent (11%) of PACV’s issued and outstanding common stock.

Registration Rights

The Registrable Securities have demand and piggyback registration rights. Within 90 days of the closing of the merger, PACV shall file a registration statement with the SEC registering the Registrable Securities at PACV’s sole cost and expense, to register the Registrable Securities under the Securities Act of 1933, as amended (the “1933 Act”).

Leak-Out Agreement

Certain SnöBar shareholders  shall agree to execute leak out agreements whereby beginning twelve months following closing, they will not sell more than three percent (3%) of their holdings in any ninety (90) day period for the first twelve months

Breakup Fee

If, after signing this Terms Sheet, SnöBar elects not to consummate the Merger with PACV under the terms herein, and preconditioned on PACV having performed its obligations through the date of SnöBar’s termination of the transaction, a payment of $250,000 will become due and payable from SnöBar to PACV. This breakup fee, or termination fee, is required to compensate PACV of the time and resources PACV used to facilitate the merger and is the exclusive remedy to PACV under this letter of intent in the event of a breach by SnöBar.

Item	Description
Anti-Dilution

To prevent dilution, for a period of two years PACV has set a minimum purchase price (“floor price”) of $0.50 per share of common stock for all new share issuances.  In other words, upon consummation of the Merger, PACV shall not issue shares of common stock at a purchase price of less than $0.50 per share or issue options with an exercise price of less than $0.50 per share.

Definitive Agreement(s)

SnöBar and PACV hereby agree to use reasonable diligence to commence good faith negotiations in order to execute and deliver definitive agreements relating to the Merger and Redemption and all other transactions contemplated herein (together the “Definitive Agreements”) acceptable to parties hereto on or prior to August 15, 2015, with an anticipated Closing date on or before August 15, 2015, subject to satisfaction of all conditions precedent. All terms and conditions concerning the Merger and other transactions shall be stated in the Definitive Agreements, including without limitation, representations, warranties, covenants and indemnities that are usual and customary in transactions of this nature as such may be mutually agreed upon between the parties. The obligation of each party to execute, deliver and perform the Definitive Agreements is conditioned upon approval by the Board of Directors of each respective party and of the shareholders of SnöBar. Both parties will use their best effort to obtain the requisite approvals.

Closing:

The consummation of the Merger and Redemption (the "Closing") will take place at the offices of a location that is mutually acceptable to the Parties on the first business day after the day the last of the conditions set forth in the Definitive Agreements is satisfied or waived, or at such other place and date as is agreed between the Parties (the "Closing Date"). The Parties shall use good faith efforts to cause the Closing Date to occur on or before August 15, 2015.

Due Diligence:

During the Term (hereinafter defined), subject to applicable law, each party shall allow the other and its auditors, legal counsel and other authorized representatives all reasonable opportunity and access during normal business hours to inspect and investigate the assets and information concerning the customers, suppliers, vendors, employees, and the business of the other for purposes of conducting due diligence. Each party will furnish the other party with copies of documents and with such other information as reasonably requested.

Item	Description
SnöBar Obligations:

In connection with the Merger, SnöBar shall complete an audit of its books and records utilizing a PCAOB independent auditor.

In addition, until the closing of the Merger or expiration or termination of this Term Sheet, whichever shall first occur, SnöBar will (i) conduct its business in the ordinary course in a manner consistent with past custom and practice; (ii) pay all accounts payable, purchase inventory, and collect all accounts receivable in the ordinary course of business consistent with past custom and practice;  (iii) use reasonable efforts to maintain its business and employees, customers, assets, intellectual property, formulations, marketing, system of merchandising, customers and customer lists, and operations as an ongoing business and in accordance with past custom and practice; (iv) not pay any dividend, without notifying PACV, or make any similar distribution or redeem, purchase, or otherwise acquire, directly or indirectly, any of SnöBar’s ownership interests; (v) not sell, transfer, or otherwise dispose, without notifying PACV, of any of the SnöBar’s assets (other than in the normal course of business); (vi) not grant any increase in the compensation or benefits of any employee or officer of SnöBar (other than in the ordinary course of business in accordance with past practice); and (vii) not enter into any transaction with any affiliate of SnöBar.

Upon the Merger, SnöBar shall (i) merge all of its assets [and liabilities] with PACV, including, but not limited to, the personal property, real property, and intellectual property (copyright, trademark, formula) of SnöBar and (ii) maintain PACV’s listing on the OTCQB.

PACV Obligations:

In connection with the Merger,

(a)  PACV  shall maintain its current listing on the OTCQB;

(b)  PACV shall have no liabilities at Closing; and

(c)  At or immediately following Closing, PACV shall divest itself of its current business operations, if any remaining following the Redemption.

Conditions to Closing:

The Closing of the Proposed Transaction will be subject to the satisfaction of various customary conditions, including, but not limited to, the preparation of the Definitive Agreements, the receipt of all required board and stockholder approvals, the receipt of all consents and releases from third parties, the completion of the audit by SnöBar in connection with the preparation of the Form 10  to be filed with the SEC, the absence changes in the business, financial condition, business or prospects of the SnöBar which would have a material adverse effect thereon, the completion of all necessary securities, anti-trust and other governmental filings and the absence of any litigation or regulatory proceedings which would have a material adverse effect on the SnöBar or its operations, financial condition, business or prospects or which would prohibit or interfere with the consummation of the Proposed Transaction.

Officers and Directors:	Effective upon Closing all officers and other directors of PACV shall resign and SnöBar shall designate new officers and directors of PACV.

Part Two

1.

Term.

The obligations of the parties to each other under this Term Sheet shall terminate upon the first to occur of (i) August 15, 2015; (ii) the execution and delivery of definitive Agreement(s); or (iii) upon a notice of termination by either party, provided that the provisions and obligations related to Confidentiality below shall survive the termination of this Term Sheet.

2.

Confidential Information.

The Parties agree to treat all information concerning one another furnished by them (collectively, the "Proprietary Information") in accordance with the provisions of this Confidential Information paragraph of this Term Sheet and to take, or abstain from taking, the other actions set forth herein. The Parties agree that the Proprietary Information will be used solely for the purpose of allowing the Parties to evaluate the feasibility and desirability of, and negotiate and plan for any integration activities necessitated by, the Proposed Transaction (the "Permitted Use"). The Parties agree to (i) use the Proprietary Information solely in accordance with the Permitted Use, and (ii) hold the Proprietary Information in strict confidence and to take reasonable precautions to protect such Proprietary Information; provided, however that the Parties may disclose Proprietary Information (A) to those officers, directors, employees, financial advisors, accountants, legal counsel, lending institutions or other potential debt and equity finance sources (collectively, "Party Representatives") on a need to know basis in accordance with the Permitted Use and subject to the restrictions contained herein, (B) to the extent that the Parties consent in writing, and (C) to the extent necessary to comply with any federal securities law, except to the extent such requirement for disclosure under the federal securities laws results from any attempt by PACV to acquire SnöBar or any of its Affiliates or in connection with any judicial or administrative proceeding. If the Proposed Transaction is not consummated, the Parties shall return to their opposites hereunder this Term Sheet or destroy (at the Parties’ respective option), and certify to such destruction, all Proprietary Information of their opposite hereunder and all documents or media containing any such Proprietary Information and any and all copies or extracts thereof, including, to the extent practicable, expunging all such Proprietary Information from any computer, word processor or other device containing such information. If either of the Parties or Parties’ Representatives are requested in any proceeding to disclose any of the Proprietary Information, such Party shall (a) give prompt notice to the opposite Party hereunder of the disclosure requirements, and to the extent legally permissible, the scope of the information that such Party intends to disclose, (b) provide such Party a reasonable opportunity to interpose an objection or obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purposes for which the order was issued, (c) cooperate fully with the efforts of the applicable Party under (b) above, as requested by said Party, and (d) minimize the extent of any such disclosure. The Parties understand and acknowledge that neither, nor any of either’s Representatives, makes or has made any representation or warranty, express or implied, as to the accuracy or completeness, of the Proprietary Information.

4.

Public Disclosure.

Without the prior written consent of the other Party, and unless required by law, rule or regulation or policy of any national securities exchange or similar regulatory body, the Parties shall not make any public disclosure (orally or in writing) prior to the Closing regarding (i) the existence of this Term Sheet, (ii) the fact that SnöBar and PACV are engaged in discussions or negotiations with respect to the Proposed Transaction and the fact that SnöBar has provided information to PACV for its review, or (iii) the subject matter or terms of this Term Sheet or identity of the Parties hereto. If a Party is required by law to make such a disclosure, it will provide the other Party with prompt written notice prior to making such disclosure.

5.

Effect of Term Sheet.

The provisions of this Term Sheet shall be legally binding on the Parties hereto upon their execution and delivery hereof and shall constitute an offer, acceptance and legally binding agreement between the Parties hereto.

6.

Miscellaneous Provisions.

(a)

Amendments; Waivers.

This Term Sheet may not be modified, amended or supplemented except by a written instrument signed by the Parties. In addition, no waiver of any provision of this Term Sheet shall be binding unless set forth in a writing signed by the Party affecting the waiver. Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Term Sheet or of the same circumstance or event upon any recurrence thereof.

(b)

Payment of Expenses.

Except as otherwise set forth in this Term Sheet, each Party shall bear its own legal, accounting and other fees and expenses incurred in connection with the Proposed Transaction, whether or not the Definitive Agreements are executed or the Closing of the Proposed Transaction contemplated by this Term Sheet occurs.

(c)

Notices.

Any notice, consent or waiver required or permitted to be given under this Term Sheet shall be in writing and be deemed given when delivered by hand or received by registered or certified mail, postage prepaid, or by nationally reorganized overnight courier service addressed to the persons identified herein at their respective addresses set forth in this Term Sheet:

PACV

Brett Bertolami, Chief Executive Officer

Pacific Ventures Group, Inc.

200 Camelia Court

Vero Beach, Florida 32963

SnöBar

Shannon Masjedi, Senior Vice President

SnöBar Holdings, Inc.

117 West 9th Street, Suite 423

Los Angeles, California 90015

(d)

Governing Law.

This Term Sheet shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Florida without regard to the conflicts of law provisions thereof to the extent that such principles would direct a matter to another jurisdiction.

(e)

Enforcement.

Each Party agrees that it shall bring any legal action or proceeding to enforce or interpret the terms and conditions of this Term Sheet or to collect any monies under it, exclusively in the courts of the State of Florida and the federal courts located in the State of Florida (the "Chosen Courts").  Each Party (i) irrevocably consents to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court, (iii) waives to the fullest extent possible, any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto, and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Paragraph 6(c). Each Party agrees that a final judgment in any action brought in the Chosen Courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(f)

Waiver of Jury Trial.

EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR RELATING OR INCIDENTAL HERETO.

(g)

Severability.

Each provision of this Term Sheet is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality, validity or enforceability of the remainder of the Term Sheet.

(h)

Headings.

Section and other headings contained in this Term Sheet are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Term Sheet or any provision hereof.

(i)

Entire Agreement.

This Term Sheet contains the entire understanding among the Parties and supersedes any prior written or oral agreements between them respecting the subject matter of this Term Sheet. There are no representations, agreements, arrangements, or understandings, oral or written, between the Parties relating to the subject matter of this Term Sheet that are not fully set forth herein, and unless and until such time as the Definitive Agreements are executed and delivered pursuant to their terms, this Term Sheet constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter hereof.

(j)

Counterparts.

This Term Sheet may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement. Photocopies, facsimile transmissions, or email transmissions of Adobe portable document format files (also known as "PDF" files) of signatures shall be deemed original signatures and shall be fully binding on the Parties to the same extent as original signatures.

If the foregoing evidences your understanding of our mutual intent, please so indicate by signing and returning a photocopy of this Term Sheet.

Sincerely,

Pacific Ventures Group, Inc.,

a Delaware corporation

By:  /s/ Brett Berolami

       Name: Brett Bertolami

       Title: CEO [& President]

Agreed and accepted:

SnöBar Holdings, Inc., a Delaware corporation

(doing business as SnöBar Frozen Cocktails)

By: /s/ Shannon Masjedi

       Name: Shannon Masjedi

       Title: Senior Vice President

Date: July 28, 2015